EXHIBIT 99.1
PRESS RELEASE

For Immediate Release
June 22, 2009

 PENINSULA GAMING AGREES TO ACQUIRE AMELIA BELLE CASINO

Dubuque, Iowa -- June 22, 2009 – Peninsula Gaming, LLC today announced that its wholly owned subsidiary, AB Casino Acquisition LLC, has entered into a definitive purchase agreement, dated June 18, 2009, with Columbia Properties New Orleans, L.L.C. to purchase 100% of the outstanding limited liability company interests of Belle of Orleans, L.L.C. for $106.5 million dollars, subject to certain adjustments.  Belle of Orleans, L.L.C. owns the riverboat casino commonly known as the Amelia Belle Casino, located in Amelia, Louisiana.

The Amelia Belle Casino has 823 slot machines and 25 table games, including a poker room.  The Company looks forward to working with current management to maintain the level of service and overall experience that define Peninsula Gaming’s existing and future operations and continue to ensure its ongoing competitiveness and growth in the industry.

The Amelia Belle is located 90 miles from Peninsula Gaming’s Evangeline Downs Racetrack and Casino near Morgan City, Louisiana and is a natural growth opportunity for the company. “We’ve been operating in South Central Louisiana for five years at Evangeline and this facility fits perfectly in our portfolio” said Brent Stevens, CEO of Peninsula. “The opportunity to improve performance by creating synergies with our existing property attracted us to this acquisition.  The purchase price multiple fits our criteria and we’re confident it will generate a compelling return.”

The purchase agreement contains customary representations, warranties, agreements and indemnification provisions for transactions of this nature.  The transaction is also subject to the satisfaction of customary closing conditions, including the Company obtaining all requisite gaming and regulatory approvals.  The transaction is expected to be completed in September 2009.

White & Case LLP is serving as legal advisor to the Company in connection with the transaction.  Katz, Teller, Brant & Hild is serving as legal advisor to Columbia Properties New Orleans, L.L.C.

About Peninsula Gaming

The Company, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; four off-track betting parlors in Port Allen, New Iberia, Henderson, and Eunice, Louisiana; and the Diamond Jo casino in Worth County, Iowa. The Company was founded in 1999 and is based in Dubuque, Iowa.  The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations.  These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  The Company assumes no obligation to update such information.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977